Exhibit 10.20

FIRST AMENDMENT TO INVESTMENT AGREEMENT

This First Amendment to Investment Agreement (this “Amendment”), dated as of May 9, 2018, is made and entered into by and between Coastal Financial Corporation, a Washington corporation (the “Company”) and Steven D. Hovde (the “Investor”).

WHEREAS, the Company and the Investor entered into an Investment Agreement, dated as of March 30, 2011 (the “Agreement”); and

WHEREAS, in order to facilitate the completion of an initial public offering by the Company, the Company and the Investor desire to amend the terms of the Agreement with respect to the Investor’s anti-dilution rights.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

1. Section 4.3(a) of the Agreement is hereby revised to read in its entirety as follows:

Sale of New Securities. After the Closing, at any time that the Company issues any equity securities (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity securities or that includes an equity component (such as, an “equity” kicker) (including any hybrid security) (any such security, a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors (so long as the authorized awards under the Company’s stock incentive plans represent less than 10% of the outstanding shares of capital stock) or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case, in the ordinary course of providing incentive compensation, (2) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction (together an “Excluded New Issuance”)) the Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Articles of Incorporation and bylaws of the Company, the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are issued to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The amount of New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor, and the denominator of which is the number of shares of Common Stock then outstanding. Notwithstanding anything herein to the contrary, in no event shall the Investor have the right to purchase securities hereunder to the extent that such purchase would result in the Investor exceeding the ownership limitations set forth in Section 4.1(a). The purchase rights provided in this Section 4.3(a) shall terminate upon the occurrence of the earlier of (a) the date that the Investor ceases to own Securities representing the Qualifying Ownership Interest (before giving effect to any issuances triggering the provisions of this Section 4.3) or (b) completion of an underwritten public offering of the Company’s Common Stock for cash pursuant to a registration statement or registration statements (other than on Form S-4, Form S-8 or comparable form) under the Securities Act (i) pursuant to which there is established a listing on the Nasdaq Stock Market or other national securities exchange for the Company Common Stock and (ii) with aggregate gross proceeds of at least twenty five million dollars ($25,000,000).

2. The other terms and provisions of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Amendment, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

Coastal Financial Corporation

By:	/s/ Eric Sprink
Name: Eric Sprink
Title: President and Chief Executive Officer

/s/ Steven D. Hovde
Steven D. Hovde

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